Exhibit 10.2

April 27, 2011

Conflicts Committee of the Board of Directors of
Encore Energy Partners GP LLC
5847 San Felipe, Suite 3000
Houston, Texas 77057
Attn:  John Jackson, Chairman

Re:	Confidentiality Agreement

Gentlemen:

In connection with the proposal by Vanguard Natural Resources, LLC (“VNR”) to acquire all of the outstanding common units of Encore Energy Partners LP ( “ENP”) not already owned by Vanguard Natural Gas, LLC through a unit-for-unit exchange (as the same proposal may be amended from time to time, the “Proposed Transaction”), the Conflicts Committee of the Board of Directors (the “Conflicts Committee” or “you”) of Encore Energy Partners GP LLC (“ENP GP” and together with ENP and its subsidiaries, the “ENP Entities”), in its capacity as general partner of ENP, has requested certain proprietary, non-public or confidential information concerning, among other things, the business, operations, financial condition and assets of VNR.  As a condition to such information being furnished (irrespective of the form of communication) to the Conflicts Committee and its agents and advisors (including without limitation attorneys, accountants, consultants and financial advisors) (collectively, the Conflicts Committee’s or your “Representatives” (provided that no director, officer or employee of VNR or any of its subsidiaries shall be deemed to be a Representative of the Conflicts Committee)), ENP and the Conflicts Committee agree that the Conflicts Committee will treat any Evaluation Material (as defined below) which is furnished (irrespective of the form of communication) to the Conflicts Committee or its Representatives by or on behalf of VNR in accordance with the provisions of this letter agreement.  Moreover, ENP and the Conflicts Committee agree that the Conflicts Committee will take or abstain from taking certain other actions as hereinafter set forth.  VNR, ENP and the Conflicts Committee are herein referred to individually as a “Party” and collectively as the “Parties.”

1.           Definition of Evaluation Material.  The term “Evaluation Material” shall be deemed to consist of (a) any information, whether oral or written (including historical financial information that has not been publicly disclosed), concerning, among other things, the business, operations, financial condition, assets or projections of VNR and its affiliates (other than the ENP Entities) that in the future is furnished (irrespective of the form of communication) by or on behalf of VNR to you or your Representatives, and (b) notes, analyses, compilations, studies, interpretations, memoranda or other documents and writings prepared by you or your Representatives which contain or are based upon, in whole or in part, any Evaluation Material described in clause (a) above.  The term “Evaluation Material” does not include information which (w) is or becomes available in the public domain other than as a result of a disclosure by the Conflicts Committee or its Representatives in violation of this letter agreement, (x) was within the Conflicts Committee’s possession prior to it being furnished (irrespective of the form of communication) to the Conflicts Committee or its Representatives by or on behalf of VNR, (y) becomes available to the Conflicts Committee on a non-confidential basis from a source other than VNR or any of its directors, officers, employees, agents, affiliates or advisors (including without limitation attorneys, accountants, consultants and financial advisors) (collectively, VNR’s “Representatives”), provided that such source is not, to your knowledge, bound by a confidentiality agreement with or other contractual obligation of confidentiality to VNR or any of its affiliates with respect to such information or (z) is independently developed by your Representatives without using Evaluation Material.

2.           Use of Evaluation Material and Confidential Information.

(a)
The Conflicts Committee and ENP hereby agree that (i) the Conflicts Committee shall use the Evaluation Material solely in connection with the Proposed Transaction or alternatives thereto, (ii) the Conflicts Committee shall keep the Evaluation Material confidential in accordance with the terms hereof, and (iii) the Conflicts Committee will advise its Representatives of this letter agreement and will instruct them to treat the Evaluation Material in accordance with the terms hereof.  In addition, ENP and the Conflicts Committee agree that, without the prior written consent of VNR, the Conflicts Committee shall not disclose to any person any undisclosed terms or conditions of the Proposed Transaction (together with the Evaluation Material, “Confidential Information”); provided, however, that the Conflicts Committee shall not be restricted from disclosing, without the consent of VNR, the status of the negotiations with respect to the Proposed Transaction.  The prohibitions in the immediately preceding sentence shall terminate (and such terms and conditions of the Proposed Transaction shall no longer constitute Confidential Information) on the earliest of (v) 120 days from March 25, 2011; (w) the entry into a definitive agreement related to a Proposed Transaction that the Conflicts Committee shall have approved; (x) the date on which the Conflicts Committee confirms in writing to VNR that the Conflicts Committee will not recommend the Proposed Transaction to the unitholders of ENP unless the definitive agreement relating to the Proposed Transaction contains a requirement that the Proposed Transaction be subject to the approval of a group of unitholders of ENP other than a "Unit Majority," as defined in the Second Amended and Restated Agreement of Limited Partnership of ENP, as amended by Amendment No. 1 thereto; (y) the date on which the Conflicts Committee publicly recommends to the unitholders of ENP a transaction described in section 1(a) or 1(b) of the letter agreement between the Conflicts Committee and VNR effective as of March 25, 2011, with a person other than VNR or an affiliate of VNR and rejects the Proposed Transaction; or (z) the date on which the Conflicts Committee and VNR publicly announce their mutual agreement to discontinue discussions with respect to the Proposed Transaction.

(b)
Notwithstanding paragraph 2(a), (i) the Conflicts Committee may make any disclosure of such Confidential Information to which VNR gives its prior written consent and (ii) any of such Confidential Information may be disclosed to (A) the directors, officers or employees of any of the ENP Entities requested by the Conflicts Committee to assist it who need to know such information for the purpose of evaluating, negotiating, financing, consummating or implementing the Proposed Transaction or alternatives thereto and (B) the Conflicts Committee’s Representatives, in the case of either (A) or (B) who have been provided with a copy of this letter agreement and have been directed by you to treat the Confidential Information in accordance with the terms of this letter agreement.  The term “person” as used in this letter agreement shall be broadly interpreted to include the media, any governmental representative, authority or tribunal, and any corporation, partnership, group, individual or other entity.  ENP solely will be responsible for any breach of this letter agreement by the Conflicts Committee or any of the Conflicts Committee’s Representatives, including the failure of a Conflicts Committee Representative to treat the Evaluation Material in accordance with Section 2(a)(iii).

3.           Legally Required Disclosures.  In the event that the Conflicts Committee or any of the Conflicts Committee’s Representatives is requested or required (by depositions, oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process by a court of competent jurisdiction or by any administrative, legislative, regulatory or self-regulatory authority or entity having jurisdiction over the Conflicts Committee or such Representative, as the case may be, or by the rules or regulations of any of the foregoing) to disclose any Confidential Information, the Conflicts Committee shall, except as prohibited by law, provide VNR with prompt written notice of any such request or requirement so that VNR may seek, at VNR's expense, a protective order or other such remedy and/or waive compliance with the provisions of this letter agreement, and the Conflicts Committee shall, to the extent permitted by law, consult with VNR with respect to taking steps to resist or narrow the scope of any such request or requirement. If VNR seeks a protective order or other remedy, the Conflicts Committee shall provide such cooperation as VNR shall reasonably request. If, in the absence of a protective order or other remedy or the receipt by the Conflicts Committee of a waiver from VNR, the Conflicts Committee or any of its Representatives is required to disclose Confidential Information to any person, the Conflicts Committee or such Representative, as applicable, may, without liability hereunder, disclose to such person only that portion of the Confidential Information that it has been advised by its legal counsel must be disclosed, provided that the Conflicts Committee or such Representative shall exercise all reasonable efforts, at the Conflicts Committee's or such Representative's expense, to minimize the disclosure of the Confidential Information.

4.           Return or Destruction of Evaluation Material.  At any time upon the written request of VNR for any reason, (a) the Conflicts Committee shall and shall instruct its Representatives to promptly return to VNR all originals and copies of the Evaluation Material furnished to the Conflicts Committee or any of your Representatives by or on behalf of VNR or any of its Representatives, and the Conflicts Committee and its Representatives shall not retain any copies, extracts or other reproductions (including Evaluation Material stored in any computer or other electronic storage device) in whole or in part of such material, except as otherwise required by law or regulation; and (b) the Conflicts Committee shall and shall instruct its Representatives to, to the extent legally permissible, promptly destroy all Evaluation Material prepared by VNR or its Representatives (including Evaluation Material stored in any computer or other electronic storage device), and such destruction shall be confirmed in writing to VNR by an authorized member of the Conflicts Committee upon request of VNR. Notwithstanding the return or destruction of Evaluation Material, the Conflicts Committee and your Representatives shall continue to be bound by their obligations hereunder.

5.           No Representation or Warranty.  ENP and the Conflicts Committee acknowledge that neither VNR nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material.  ENP and the Conflicts Committee agree that neither VNR nor any of its Representatives shall have any liability to the Conflicts Committee or any of the ENP Entities, or to the Conflicts Committee’s Representatives, relating to or resulting from the use of the Evaluation Material.

6.           Consequences of Breach.  The Parties understand and agree that money damages would be an inadequate remedy for any actual or threatened breach of this letter agreement by ENP, the Conflicts Committee or any of its Representatives and, without prejudice to any other rights and remedies otherwise available to VNR, the Parties agree, in the event of an actual or threatened breach, that VNR may seek equitable relief, including injunctive relief and specific performance. Such remedies shall not be deemed to be the exclusive remedies for a breach by ENP or the Conflicts Committee of this letter agreement, but shall be in addition to all other remedies available at law or in equity. The Parties further acknowledge and agree that no failure or delay by any other Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or the exercise of any other right, power or privilege hereunder.  No member of the Conflicts Committee will have any personal liability arising out of this letter agreement or any actual or threatened breach hereof by ENP, the Conflicts Committee or any of the Conflicts Committee's Representatives.

7.           Governing Law.  This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of this letter agreement or any of the matters contemplated hereby is waived.

8.           Consent to Jurisdiction.  The Parties irrevocably submit to the exclusive jurisdiction of (a) the Delaware Chancery Court, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any proceeding between the Parties hereto arising out of this letter agreement (and each agrees that no such proceeding shall be brought by it except in such courts).  The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any proceeding between the Parties hereto arising out of this letter agreement in (i) the Delaware Court of Chancery; or (ii) any state appellate court therefrom within the State of Delaware (or only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such proceeding brought in any such court has been brought in an inconvenient forum.  Each of the Parties hereto also agrees that any final and non-appealable judgment against any Party hereto in connection with any such proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in a court of competent jurisdiction, either within or outside the United States.

9.           Miscellaneous.  This letter agreement may be executed in two counterparts, each of which together shall be considered a single instrument. This letter agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of VNR and the Conflicts Committee. This letter agreement shall apply to all Confidential Information whether disclosed on, before or after the date hereof.  Unless otherwise stated herein, the obligations set forth in this letter agreement shall continue for two (2) years from the date hereof.

[Signature Page Follows]

If you are in agreement with the foregoing, please sign and return the attached copy of this letter agreement, whereupon this letter agreement shall become effective as of the date hereof.

Very truly yours,

Vanguard Natural Resources, LLC

By:	/s/ Scott W. Smith
Name: Scott W. Smith
Title: President and Chief Executive Officer

Accepted and agreed to:

Conflicts Committee of the Board of Directors
of Encore Energy Partners GP LLC

By:	/s/ John Jackson
Name: John Jackson
Title: Chairman

Encore Energy Parters LP

By:	Encore Energy Partners GP LLC,
its general partner

By:
Name: Scott W. Smith
Title: President and Chief Executive Officer